EXHIBIT 99.2

DIRECTORS AND EXECUTIVE OFFICERS OF DANSKE BANK A/S

The name and citizenship of each director and executive officer of Danske Bank A/S are set forth below. The business address of each person listed below is Danske Bank A/S, Holmens Kanal 2-12, 1092 Copenhagen, Denmark unless otherwise noted. The present principal occupation or employment of each of the listed persons is set forth below.

Name	Present Principal Occupation	Citizenship
Membership of the Board of Directors
Ole Andersen	Chairman of the Board of Directors, Danske Bank A/S	Danish
Niels B. Christiansen	President and CEO, Danfoss A/S, Manufacturing, Nordborgvej 81, 6430 Nordborg, Denmark	Danish
Susanne Arboe	Member of the executive committee, Danske Kreds, Carl Gustavs Gade 2, 2., 2630 Taastrup, Denmark	Danish
Helle Brøndum	Bank Clerk, Danske Bank A/S	Danish
Urban Bäckström	Director General, Confederation of Swedish Enterprise, Storgatan 19, 11482 Stockholm, Sweden	Swedish
Carsten Eilertsen	Vice President of the executive committee, Danske Kreds, Carl Gustavs Gade 2, 2., 2630 Taastrup, Denmark	Danish
Michael Fairey	Member of the Board of Directors, Danske Bank A/S	UK
Charlotte Hoffmann	Personal Customer Adviser, Danske Bank A/S	Danish
Mats Jansson	Member of the Board of Directors, Danske Bank A/S	Swedish
Jørn P. Jensen	Deputy CEO & Chief Financial Officer, Carlsberg Breweries & Carlsberg A/S, Ny Carlsberg Vej 100, 1799 Copenhagen, Denmark	Danish
Majken Schultz	Professor of Organization, Copenhagen Business School, Solbjerg Plads 3, 2000 Frederiksberg, Denmark	Danish
Per Alling Toubro	HR Specialist, Danske Bank A/S	Danish
Trond Ø. Westlie	Group Chief Financial Officer and member of the Executive Board, A.P. Møller-Mærsk A/S, Esplanaden 50, 1098 Copenhagen, Denmark	Norwegian
Executive Committee
Eivind Kolding	Chairman of the Executive Board, Danske Bank A/S	Danish
Tonny Thierry Andersen	Member of the Executive Board and head of Personal Banking, Danske Bank A/S	Danish
Lars Stensgaard Mørch	Member of the Executive Board and head of Business Banking, Danske Bank A/S	Danish
Thomas F. Borgen	Member of the Executive Board and head of Corporates & Institutions, Danske Bank A/S	Norwegian
Henrik Ramlau-Hansen	Member of the Executive Board and Chief Financial Officer & Head of Group Finance & Legal, Danske Bank A/S	Danish
Robert Endersby	Member of the Executive Board and Chief Risk Officer & Head of Group Credit, Pricing & Risk, Danske Bank A/S	UK